Exhibit 99.1

Federal Trust Corporation Announces the Resignation of a Director

          SANFORD, Fla., Jan. 3 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chairman of the Board and Chief Executive Officer of Federal Trust Corporation (Amex: FDT), announced the resignation of George W. Foster from the Company Board of Directors.

          Mr. Foster was the President of Federal Trust Bank from 1990 to 1993, and served on the Board of Directors of the Bank since 1990. He has also been a Director of Federal Trust Corporation since 1997. Chairman Suskiewich noted, “We appreciate the dedication and commitment George has shown to Federal Trust for over 16 years, and he will be missed.”

          Federal Trust’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At December 29, 2006, the closing price was $10.10 per share.

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $723 million federally-chartered, FDIC-insured savings bank, and Federal Trust Mortgage Company, a Florida corporation, which originates fixed and adjustable rate mortgage loans for sale in the secondary market. Federal Trust Bank operates from nine full- service offices in Seminole, Orange, Volusia and Lake Counties, Florida. The Company’s Executive and Administrative Offices and the headquarters for Federal Trust Mortgage Company are located in Sanford, in Seminole County, Florida.

          For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov.  Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust’s website at http://www.federaltrust.com.

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

SOURCE  Federal Trust Corporation
          -0-                                                  01/03/2007
          /CONTACT:  Marcia Zdanys, Corporate Secretary - Investor Relations of Federal Trust Corporation, +1-407-323-1833 /
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